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                                                                  Exhibit 5.1



                                April 18, 1996




First Bank System, Inc.
First Bank Place
601 Second Avenue South
Minneapolis, Minnesota 55402-4302

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-8 that you intend to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering 1,500,000 shares (the "Shares") of Common Stock, par value $1.25 per share, of First Bank System, Inc. (the "Company"), which may be issued pursuant to the Company's Amended and Restated Employee Stock Purchase Plan (the "Plan"). We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

     Based on the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the Plan, will be duly authorized, validly issued, fully paid and nonassessable, provided that (i) the purchase price is at least equal to the par value of the Shares, and (ii) the Registration Statement shall have become and remains effective under the Securities Act of 1933, as amended.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                           Very truly yours,


                                           /s/ Dorsey & Whitney LLP


PFC